Exhibit 2.1


                           Business Transfer Agreement


This Business Transfer Agreement (hereinafter the "Agreement") is made and entered into on the 31 May, 2006 by and among

Kadant Light Machinery (Jining) Co, Ltd., a wholly foreign owned enterprise established and existing under PRC laws and regulations with its registered address at No. 99 Jidian Road 1, High and New Technologies Industry Development Zone, Jining, Shandong 272023, People's Republic of China ("China")

                                                                 ("Kadant WFOE")
and

Jining Huayi Light Industry Machinery Company, a Chinese limited liability company with its legal address at No. 99 Jidian Road 1, High and New Technologies Industry Development Zone, Jining, Shandong 272023, China.

                                                                       ("Huayi")

Huayi and Kadant WFOE may be referred to as "Parties" or individually as "Party".

The Parties agree as follows:

                                    Preamble

Whereas, Huayi and Kadant WFOE entered into an Assets Purchase Agreement on 21st day of January, 2006 ("APA");

Whereas, Huayi and Kadant WFOE wish to finalize the transaction outlined in the APA as set out in this Agreement. The APA shall continue to be in force except to the extent that this Agreement expressly amends the APA. If an item (including but not limited to definitions) is covered in this Agreement it shall prevail over the APA. If an item (including but not limited to definitions) is not covered by this Agreement then the terms of the APA shall apply. In particular Article 13.2 (m) and 13.2 (o) of the APA shall be replaced by the procedures set forth in this Agreement.


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                                    Article 1
                  Step 1 - Kadant WFOE acquires Initial Assets

The Parties agree that in order to enable Huayi to cancel the mortgage over the Facilities the Kadant WFOE agrees to buy the Fixed Assets except for the Facilities ("Fixed Assets").

The Fixed Assets Price shall be paid by Kadant WFOE to Huayi after the following have been completed ("Fixed Assets Pre-conditions"):

    - The Parties have conducted a physical examination on all Fixed Assets (except Facilities) and related takeover protocol signed by the Parties;

    - The Parties confirm no material adverse change in the business, prospects or financial condition of Huayi up to date of payment of Fixed Assets Price;

    - Land-use Rights and Building Transfer Agreements signed by Huayi and Kadant WFOE for Jining Facility and by Huayi for the Yanzhou Facility - the Yanzhou WFOE will sign upon its establishment.

    - Huayi has provided Kadant WFOE with copy of signed Agreement on Cancellation of Mortgage between Huayi and ICBC (attached as Annex 1). This Agreement shall replace Annex 2 to the APA. Huayi shall try its best effort to negotiate with the bank in order to avoid or minimize the liquidated damage due to early termination of the loan agreement. Both Parties shall share 50% interest penalty if incurs.

    - The 75% Shareholders as listed in Schedule 7 of the APA shall sign the non-compete agreements submit to Kadant WFOE on May 29, 2006.

The Fixed Assets Price is RMB 28,366,000 subject to 20% being withheld as retention money. Accordingly upon completion of the Fixed Assets Purchase Preconditions Kadant WFOE shall pay Huayi RMB 22,692,800. The Parties agree that the Fixed Assets Price shall not include the Facilities. Huayi shall promptly provide the official tax invoice for received payment for the Fixed Assets to Kadant WFOE.


                                    Article 2
                         Step 2 - Mortgage Cancellation

On the Fixed Assets Payment Date, Huayi shall use such amount of the Fixed Assets Price as is required to cancel the mortgage on the Facilities located in Jining in accordance with the agreement with the mortgage holder attached as Annex 1, before any other payment or use of the Fixed Assets Price received under this Agreement.

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On the Fixed Assets Payment Date, Huayi and the mortgage holder shall sign the mortgage cancellation documentation, provide a copy of such documentation to Kadant WFOE, and file the same with the Jining Land and Resource Bureau and Jining Real Estate Administration Bureau. Huayi shall diligently pursue and take all actions necessary to complete the mortgage cancellation with ICBC in respect of the Facilities.

Huayi shall provide the mortgage cancellation certificates issued by the Jining Land and Resource Bureau and Jining Real Estate Administration Bureau to the Kadant WFOE.


                                    Article 3
                           Step 3 - Business Transfer

The Parties agree the business transfer date shall be the date on which all of the conditions set forth below have been satisfied ("Business Transfer Date"). It is the intent of the Parties that the Business Transfer Date shall be no later than 2 June 2006.

Upon Business Transfer Date the following shall occur:

1. Conditions Precedent to Business Transfer Date - the conditions should have been completed one day before Business Transfer Date:

    - Huayi has provided the official tax invoice for received payment for the Fixed Assets to Kadant WFOE.;

    - The Parties have jointly conducted a physical check of the Business Records and signed a taking over protocol;

    -    The Parties have signed Intellectual Property Assignment Agreements;

    - A physical count of the Inventory has been conducted by the Parties and a joint take-over protocol has been issued and the value has been agreed in writing by the Parties (the "Agreed Inventory Price");

2.  Agreed Inventory Price

The Parties shall agree the Inventory Price in accordance with Schedule 8 of the APA. On the Business Transfer Date Kadant WFOE shall pay Huayi the Agreed Inventory Price minus 20% as retention money. Huayi shall promptly provide Kadant WFOE with the official tax invoice for the received payment of the Inventory.

The price for finished products shall vary from Schedule 8 in that the price shall be 7.87% higher.

The Parties agree that the production by Huayi after 26 April 2006 shall be calculated as follows:

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Finished goods and WIP = cost + 18% margin.

20% retention money from the Inventory Price shall be withheld.


3.  Miscellaneous Assets and Liabilities

Huayi agrees that all Huayi assets other than:

    -    Facilities (i.e.land and buildings)
    -    Cash and cash equivalents (excluding customer deposits) and
    -    Accounts receivable outstanding on Business Transfer Date.

shall be transferred to Kadant WFOE on Business Transfer Date.

The Parties agree that all liabilities of Huayi existing prior to the Business Transfer Date (pound) - except for the Assigned Contracts - shall be retained by Huayi as provided in Article 1.2 of the APA.


4.  Employees

Kadant WFOE shall abide by the terms of the APA in respect of employees.

On the Business Transfer Date Huayi shall terminate the employment with its employees. Kadant WFOE shall issue an announcement declaring that it will sign new employment contract with the employees according to the Asset Purchase Agreement before June 20, 2006. The new employment contract commences upon the Business Transfer Date. Upon the business transfer date Kadant WFOE shall be responsible for the salary and social contribution of the employees.

On the Business Transfer Date, Kadant WFOE shall pay Huayi RMB 380,000 for the employees' salary compensation. This payment will not be included into the total Asset Purchase Price.


5.  Raw Material and Auxiliary Equipment after April 26, 2006

Raw materials purchased by Huayi after April 26, 2006 not being used in production and auxiliary equipment not being used in production = 100% cost. This price will not be included into the total Asset Purchase Price. The VAT incurred by this shall be borne by Kadant WFOE. Kadant WFOE will make such payments upon the receipt of official VAT invoice on the Business Transfer Date.

6.1  Down Payment to Supplier

Before the Business Transfer Date, Huayi shall submit the certificate of its payment to the suppliers which shall be verified and confirmed by Kadant WFOE. Kadant WFOE shall

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pay Huayi the down payments which have been confirmed upon the Business Transfer
Date. Huayi shall promptly provide Kadant WFOE with the formal receipt or invoice for such payment.

6.2  Payment Received by Assigned Contract

Huayi shall commence the transfer of Assigned Contracts upon the Business Transfer Date.

On the Business Transfer Date an amount equal to the total payments received from customers in connection with Assigned Contracts shall be paid to Kadant WFOE.

For those Assigned Contracts which have partial shipped supply scopes(s) portion, the Hold Back Term specified in the Assigned Contracts shall be applied to the as shipped scope(s), and this amount shall be paid to Kadant WFOE, in addition to the total payments amount received for the unshipped scope(s) from customers in connection with Assigned Contracts.


7.  Transfer of Operation

On Business Transfer Date, Kadant WFOE shall be responsible for the operation of the business. Huayi shall not be responsible other than as outlined in the APA. Kadant WFOE shall be entitled to use the Facilities until Closing.

Kadant WFOE shall be responsible for security of the assets and employees until Kadant WFOE and Yanzhou WFOE become the legal owners of the Facilities.


8.  Overall Co-operation

The Parties agree:

Kadant WFOE shall provide assistance to Huayi in relation to the cancellation of the mortgages over the facilities and Huayi shall provide assistance to Kadant WFOE in relation to subsequent registration of the facilities in Kadant WFOE's name.

Huayi shall provide all assistance to Kadant WFOE in relation to the smooth operation of the business after the Business Transfer Date.

The non-competition obligations of the Shareholders and Huayi set forth in
Article 5.1 of the APA shall commence as of the Business Transfer Date. Promptly after the Business Transfer Date and before the Closing Date, Huayi shall revise its business license and its amended articles of association in full compliance with Article 5.1 of the APA, as provided in Article 13.2 (e)(aa) and 13.2
(e)(bb) of the APA,

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9.  Termination of Lease

On Business Transfer Date Huayi shall make sure that all the leases (except for canteen as dealt with in Article 11.5 of the APA) with the tenants have been terminated. In case the tenants make claims or take legal actions against Kadant WFOE, Huiyi shall take all the responsibilities and indemnify Kadant WFOE no harm.


                                    Article 4
                        Step 4 - Facilities Registration

1.  Transfer of Facilities located in Jining ("Jining Facilities")

Upon receipt of the mortgage cancellation certificate, the Parties shall make an application for the transfer of the Land Use Rights and Building Transfer relating to the Jining Facilities.

The Parties shall prepare, sign and deliver the documents required for transfer and registration of the Jining Facilities, as set forth in Annex 2 to this Agreement, and such other documents as may be requested by the applicable bureau. The Parties shall obtain the confirmation of the applicable bureau that the registration will be accepted and registered upon submission of these documents.

Following confirmation from the applicable bureau regarding the acceptability of the registration documents, Kadant WFOE will pay subject to the provisions of the APA, an amount equal to the transfer price set forth in the Land Use Rights and Building Transfer Agreement relating to the Jining Facilities and attached as Annex 1 to the APA, minus retention equal to 20% of such transfer price. Huayi shall promptly provide Kadant WFOE the official tax invoice for the received payment for Jining Facilities.

Immediately upon payment for the Jining Facilities, Huayi and Kadant WFOE submit the documents for registration of the change in ownership of the Jining Facilities with the Jining Land and Resource Bureau and Jining Real Estate Administration Bureau.


2.  Transfer of Facilities located in Yanzhou ("Yanzhou Facilities")

Upon receipt of the business license for the Yanzhou WFOE, Yanzhou WFOE shall sign the Land Use Rights and Building Transfer Agreement relating to the Yanzhou Facilities and attached as Annex 1 to the APA.

The Parties shall prepare, sign and deliver the documents required for transfer and registration of the Yanzhou Facilities, as set forth in Annex 2 to this Agreement, and such other documents as may be requested by the applicable bureau. The Parties shall obtain

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the confirmation of the applicable bureau that the registration will be accepted and registered upon submission of these documents.

Following confirmation from the applicable bureau regarding the acceptability of the registration documents, Yanzhou WFOE will pay subject to the provisions of the APA, an amount equal to the transfer price set forth in the Land Use Rights and Building Transfer Agreement relating to the Yanzhou Facilities and attached as Annex 1 to the APA, minus retention equal to 20% of such transfer price. Huayi shall promptly provide Yanzhou WFOE the official tax invoice for the received payment for the Yanzhou Facilities.

Immediately upon payment for the Yanzhou Facilities, Huayi and Yanzhou WFOE submit the documents for registration of the change in ownership of the Yanzhou Facilities with the Yanzhou Land and Resource Bureau and Jining Real Estate Administration Bureau.


                                    Article 5
                                Step 5 - Closings

Jining Closing

The Parties agree the Jining Closing date shall be the date on which all of the conditions set forth below have been satisfied ("Jining Closing Date").

The Parties shall confirm the final total Asset Purchase Price (including the asset price, facility purchase price, inventory and business premium) according to the Asset Purchase Agreement by June 1, 2006. Upon the Jining Closing Date the payment of 80% of total Asset Purchase Price minus Yanzhou Facility price and Yanzhou Business Premium to Huayi shall be completed. Upon Jining Closing Date Huayi shall provide Kadant WFOE the official tax invoice for 100% transfer price of Fixed Asset, Inventory, Jining Facility and part of Huayi Jining Premium (The total invoice amount shall be equal to above payment made by Kadant
WFOE).

The Parties agree that the Jining Closing Date is intended to occur within 10 working days of the Business Transfer Date. If the Closing does not occur within such 10 working days then the Party cause the delay shall pay damages to the other Party. The damages shall be RMB 6,000 per day.


1. Conditions Precedent to Jining Closing Date - - the conditions should have been completed one day before Jining Closing Date:

    - Kadant WFOE has received signed copies of the mortgage cancellation certificate by Jining Land and Resource Bureau for all Facilities;

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    -    Jining Land and Resource Bureau and Jining Real Estate Administration
         has issued land use rights certificates and building title certificates in the name of the Kadant WFOE. Details of such certificates are in accordance with the signed contracts;

    - Kadant WFOE has received evidence from Huayi that the termination of the Employee's employment with Huayi has been recorded with the competent authorities;

    - Kadant WFOE has received evidence from Huayi that the "Assigned Contracts" have been transferred in accordance with APA requirements;

    - Huayi has provided Kadant WFOE the original intellectual property certificates including patents and trademarks;

    - All Schedules and Annexes referred to in APA have been completed and submitted to Kadant WFOE;

    - Huayi's obligation to deliver the revised business license and its amended articles of association in full compliance with Article 5.1 of the APA, as provided in Article 13.2 (e)(aa) and 13.2 (e)(bb) of the APA has been completed;

    - The Parties shall confirm all items listed in Article 13.2 of the APA are completed;

    -    All steps in Annex 4 hereto have been completed;

    - All the payments which shall have been made before the Closing Date according to this Agreement have been completed.


2.  Payment Upon Jining Closing:

Kadant WFOE shall pay to Huayi the portion of the Purchased Assets Price representing the Huayi Business relating to Jining RMB 33,600,000 ("Huayi Jining Business Premium") subject to the following adjustments:

         (a) 20% of the Final Purchase Price minus Huayi Yanzhou Business Premium shall be deducted as retention money;

         (b) As set forth in Article 7.1 of the APA, all taxes and fees arising from the transfer of the Huayi Assets shall be borne by the Parties in accordance with PRC law. However, Kadant shall be responsible for VAT arising out of purchasing the Inventory.


Yanzhou Closing

The Parties agree the Yanzhou Closing date shall be the date on which the conditions set forth below have been satisfied ("Yanzhou Closing Date").

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Upon the Yanzhou Closing Date the payment to Huayi for Yanzhou Facility Price and Huayi Yanzhou Business Premium shall be completed. Upon Yanzhou Closing Date Huayi shall provide Yanzhou WFOE the official tax invoice for 100% transfer price of Yanzhou Facility transfer price and Huayi Yanzhou Premium.

The Parties agree that the Yanzhou Closing Date is intended to occur within 20 working days of the Business Transfer Date. If the Closing does not occur within such 20 working days then the Party cause the delay shall pay damages to the other Party. The damages shall be RMB 6,000 per day.

1. Conditions Precedent to Yanzhou Closing Date - the conditions should have been completed one day before Yanzhou Closing Date:

    - The official tax invoice for the sale of the Yanzhou Facilities has been given to the Yanzhou WFOE;

    - Yanzhou Land and Resource Bureau and Jining Real Estate Administration has issued land use rights certificates and building title certificates in the name of the Yanzhou WFOE. Details of such certificates are in accordance with the signed contracts;

    -    Jining Closing has been completed.

2.  Payment Upon Yanzhou Closing:

Kadant WFOE shall pay to Huayi the portion of the Purchased Assets Price representing the Huayi Business relating to Yanzhou RMB 8,400,000 ("Huayi Yanzhou Business Premium") subject to the following adjustments:

         (a) 20% of Final Purchase Price minus the Huayi Jining Business Premium shall be deducted as retention money;

         (b) As set forth in Article 7.1 of the APA, all taxes and fees arising from the transfer of the Huayi Assets shall be borne by the Parties in accordance with PRC law. However, Kadant shall be responsible for VAT arising out of purchasing the Inventory.

Retention Money - Bank Payment Guarantees

Kadant WFOE shall provide Huayi with bank payment guarantees which shall be equal to 20% of the Final Purchase Price in the form of Annex 3 hereto and in lieu of the standby letter of credit attached as Annex 4 of the APA. The procedures for claims under the bank payment guarantees shall be as outlined in
Article 7.2 of the APA and Annex 3 hereto. Upon any payment to Huayi under the payment guarantee, Huayi shall provide to Kadant WFOE the official tax invoice for 100% of the amount paid.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized officer in 4 originals in English and Chinese as of the date first written above. The English copy and Chinese copy have shall be equally valid.





Jining Huayi Light Industry Machinery Co., Ltd (official seal)

Place:/Date: Jining  31 May 2006

/s/ Liu Zhaofu
--------------
Liu Zhaofu

Chairman of the Board





Kadant Light Machinery (Jining) Co., Ltd  (official seal)

Place:/Date: Jining  31 May 2006

By: /s/ Edwin D. Healy
    ------------------
         Edwin D. Healy

         Vice President

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List of Annexes


Annex 1  Mortgage Cancellation Agreement

Annex 2  Land Registration Protocol

Annex 3  Bank Payment Guarantee

Annex 4  Protocol

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